EXHIBIT 99.1
Matritech Reports Second Quarter 2006 Financial Results

•	NPM22® BladderChek® Test Sales Increase of 20% over 2005

•	American Cancer Society Journal Article Reported NPM22® BladderChek® Test Can Save Lives and Reduce Expense Screening High Risk Populations for Bladder Cancer

•	Sales to Gynecologists in Germany Continue to Grow and Exceed $1.2 Million Annualized Rate

•	Company Revises 2006 Financial Guidance to $12 Million in Product Revenues

•	Goal for 2007 to Conduct Breast Cancer Clinical Trial Testing

NEWTON, MA (August 1, 2006) - Matritech (Amex: MZT), a leading developer of protein-based diagnostic products for the early detection of cancer, today reported financial results for the second quarter ended June 30, 2006. The Company also revised its full year guidance of product revenues to $12 million.

David L. Corbet, Matritech’s President and COO remarked, “During the quarter we added over 100 new urology practices in the U. S. to our NMP22® BladderChek® Test customer base and continued customer and sales growth in both the urology and gynecology markets in Germany. However in the U. S., urology practice consumption as measured by repeat sales of the NMP22 BladderChek Test has not yet achieved our objectives. To remedy this, late in the first quarter, we strengthened our Sales and Marketing Departments in the U.S., including hiring an experienced diagnostic industry sales executive, David Kolasinski, as Vice President of Sales. We also added two additional NMP22 BladderChek Test sales representatives in the U. S. and added a third area manager for closer support of our 22 U. S. sales representatives.”

“In addition, marketing and sales programs designed to drive consumption have been introduced. These changes were implemented to accelerate product usage and thus repeat sales of the NMP22 BladderChek Test, by converting occasional users to large volume users. We remain optimistic about the future prospects for the NMP22 BladderChek Test in the U. S. because many accounts have NMP22 BladderChek Test order rates approximately five times greater than accounts that are only beginning to experience the clinical benefits of testing their patients. We have, therefore, revised our 2006 sales guidance to $12 million to provide for the time that the strengthened U. S. sales organization will require to achieve increased usage of the NMP22 BladderChek Test.”

Mr. Corbet added, “In Germany, where we are in our fifth year of selling the NMP22 BladderChek Test, we continued strong year-over-year growth in urology sales. Also, we are very pleased with the development of the gynecology market there. Our gynecology customer base now approaches 1,200 gynecologists, with an annualized sales run-rate in excess of $1.2 million.”

Stephen D. Chubb, Matritech’s Chairman and CEO noted, “We were particularly pleased with the latest information reported in the American Cancer Society’s journal Cancer that the NMP22® BladderChek® Test is the first cancer test that can save lives and reduces medical expenses. In this paper the authors reported that screening for bladder cancer with the NMP22 BladderChek Test would be less expensive than not screening.”

Revenue recognized from sales of the NMP22 BladderChek Test increased 20% during the quarter to $2,230,000, compared to $1,862,000 in the second quarter of 2005. Overall product sales for the second quarter of 2006 were

$2,799,000 compared with $2,619,000 for the second quarter of 2005. NMP22 BladderChek Test sales accounted for approximately 89% of sales in the NMP22 product line.

The Company reported a loss from operations of $2,306,000 for the quarter ended June 30, 2006, compared with a loss from operations of $2,035,000 for the same period in 2005. This 13% increase was due mainly to increased staffing of Matritech’s direct-to-the-doctor sales force and sales related support. The Company reported a net loss attributable to common shareholders of $3,567,000 or $0.06 per share for the quarter ended June 30, 2006, compared with a loss of $1,384,000 or $0.03 per share for the same period in 2005. The net loss in 2005 included a non-cash gain of $1,213,000 related to changes in the market value of the warrants issued in the Series A Convertible Preferred Stock financing which closed in the first quarter of 2005.

Revenue recognized from the sales of the NMP22 BladderChek Test increased 38% during the first six months of 2006 to $4,617,000 as compared with $3,339,000 in the first six months of 2005. Overall product sales for the first six months of 2006 were $5,678,000 compared to $4,762,000 for the first six months of 2005.

The Company reported a loss from operations of $4,503,000 for the six months ended June 30, 2006, compared with a loss of $4,200,000 for the same period in 2005. The Company reported a net loss attributable to common shareholders of $6,660,000 or $0.13 per share, for the six months ended June 30, 2006, compared with a net loss attributable to common shareholders of $5,107,000 or $0.12 per share, for the same period in 2005. The reported net loss attributable to common shareholders for 2005 included a $1,627,000 non-cash charge attributable to the beneficial conversion feature of the Series A Convertible Preferred Stock financing offset by a non-cash gain of $1,900,000 related to changes in the market value of the warrants issued in the financing.

“During the quarter we converted new users to the BladderChek Test in the U.S. and continued customer and sales growth in the gynecology sector in Germany. Although customer usage rates in the U.S. have been slower than anticipated, we remain optimistic about the future prospects for the BladderChek Test and have put in place a new sales program that we believe will be the foundation for future growth,” said Mr. Chubb.

Review of Recent Business Highlights

Publication in a peer reviewed journal and presentations highlighting the expanded role of the NMP22® BladderChek® Test in the diagnosis and monitoring of bladder cancer were made at key scientific and urology professional sessions including:

•
American Cancer Society journal Cancer, an article published in the early view online edition. Screening for bladder cancer with the NMP22 BladderChek Test was less costly than not screening. The NMP22 BladderChek Test can save lives and reduce overall medical expenses screening high risk populations for bladder cancer - all other cancer screening programs save lives but increase expense.

•
American Urological Association (AUA) Annual Meeting in Atlanta. The NMP22 BladderChek Test was featured in podium presentations and discussed during poster sessions. In their presentations, independent clinical investigators recommended the test be included in standard practice for diagnosing and monitoring bladder cancer.

•
53rd Annual Meeting of the Society for Gynecologic Investigation (SGI) in Toronto. A poster presentation, “Evaluation of a Point-Of-Care Assay for Detection of Bladder Cancer in Women at Risk,” indicating the NMP22 BladderChek Test detected 100% of aggressive tumors, one of which was muscle invasive, in women with symptoms or risk factors for bladder cancer. The test was also positive for seven conditions that required biopsy for diagnosis.

•	American College of Obstetricians and Gynecologists (ACOG) annual meeting in Washington, D.C. The NMP22® BladderChek® Test was exhibited for the first time at a U.S. gynecology conference.

•
“Early Diagnosis of Bladder Cancer,” an accredited continuing medical education (CME) program led by Mark Soloway M.D., Chairman, Department of Urology at the University of Miami School of Medicine was launched to over 13,000 urologists worldwide.

Other business highlights include:

•	Bruce Lehman, co-founder and CEO of LehmanMillet Incorporated, elected to the Board of Directors at the June 9, 2006 annual meeting of shareholders.

•	Breast Cancer Update

During 2006, Matritech scientists continued working on the optimization of immunoassay and RT-PCR methods for its blood-based tests for breast cancer. Using multiple immunoassay configurations, they tested a large number of specimens from women with various stages and grades of breast cancer, with benign conditions of the breast and with no known breast disease. The results of this testing were consistent with previous outcomes announced in mid-year 2005 in that some assays were sensitive, others were specific, but no one assay achieved acceptable levels of both.

In further testing of a subset of these specimens, samples were concentrated to increase the NMP66™ detection limit and measured using immunoassay and RT-PCR methods. Using this concentration technique, the average value of the immunoassay results was higher for the group of cancer patients than the average value for non-cancer subjects. The sensitivity of the RT-PCR was also increased. On a patient by patient basis, however, the sensitivity and specificity of the methods are not sufficient to begin clinical trials for submission to the FDA.

Matritech scientists are now testing additional existing antibody pairs as well as developing new antibodies targeted to portions of the NMP66 complex and other nuclear matrix proteins which have been selected because they may be more highly correlated with breast cancer than the previous targets. After appropriate targets are validated, the Company’s goal is to conduct clinical trials in 2007 for submission to the FDA.

Scheduled Web Cast of Call Today
Matritech has scheduled a conference call at 8:30 a.m. (ET) on Tuesday, August 1, 2006 to discuss the results of operations for the second quarter and progress in the achievement of corporate objectives. This call is being web cast by CCBN and can be accessed on the Matritech website at www.matritech.com by going to the “Investor Relations” section on the site. To access the conference call by phone, the dial in number in the United States is 866-362-4832. The International number is 617-597-5364. The pass code is 21979251.

About Matritech

Matritech is using its patented proteomics technology to develop diagnostics for the detection of a variety of cancers. The Company’s first two products, the NMP22® Test Kit and NMP22® BladderChek® Test, have been FDA approved for the monitoring and diagnosis of bladder cancer. The NMP22 BladderChek Test is based on Matritech’s proprietary nuclear matrix protein (NMP) technology, which correlates levels of NMPs in body fluids to the presence of cancer. Beginning with a patent portfolio licensed exclusively from the Massachusetts Institute of Technology (MIT), Matritech’s patent portfolio has grown to 15 other U.S. patents. In addition to the NMP22 protein marker utilized in the NMP22 Test Kit and NMP22 BladderChek Test, the Company has discovered other proteins associated with cervical, breast, prostate, and colon cancer. The Company’s goal is to utilize protein markers to develop, through its own research staff and through strategic alliances, clinical applications to detect cancer. More information about Matritech is available at www.matritech.com.

Statement under the Private Securities Litigation Reform Act
Any forward-looking statements in this press release including those related to the Company’s expectations regarding future sales of and markets for the Company’s products, plans for research and development, and business prospects are subject to a number of risks and uncertainties, many of which are beyond the Company’s control. Please refer to the risk factors detailed in the Company’s periodic reports and registration statements as filed with the Securities and Exchange Commission. These forward-looking statements are neither promises nor guarantees. There can be no assurance that the Company’s expectations for its products or future financial performance will be achieved. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Matritech undertakes no responsibility to revise or update any such forward-looking information.

-- Financial Results Follow --
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Contact for Matritech:
Kathleen O’Donnell
617-928-0820 X270

Matritech, Inc.
Financial Highlights

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2006	2005	2006	2005

Revenues	$2,823,112	$2,643,773	$5,731,723	$4,817,642

Cost of sales	748,957	777,208	1,539,032	1,495,233
Research, development and
clinical expense	725,886	703,035	1,557,347	1,432,785
Selling, general and
administrative expense	3,654,126	3,198,296	7,138,479	6,089,816

Loss from operations	(2,305,857)	(2,034,766)	(4,503,135)	(4,200,192)

Interest income	50,133	42,079	91,687	69,454
Interest expense	1,297,091	603,933	2,210,366	1,275,583
Mark to market income from warrants	—	1,212,598	—	1,926,902
Other expense	14,248	—	37,907	—

Net loss	$(3,567,063)	$(1,384,022)	$(6,659,721)	$(3,479,419)

Beneficial conversion feature	—	—	—	(1,627,232)

Net loss attributable to common shareholders	$(3,567,063)	$(1,384,022)	$(6,659,721)	$(5,106,651)

Basic/diluted
net loss per share	$(0.06)	$(0.03)	$(0.13)	$(0.12)

Basic/diluted
weighted average
number of common
shares outstanding	55,121,109	44,178,048	52,978,064	43,824,736

	June 30,	December 31,
	2006	2005

Cash & cash equivalents	$3,854,343	$1,789,792
Working capital	1,809,530	1,643,438
Total assets	8,418,900	5,627,984
Long-term debt (a)	747,802	9,979
Series A convertible preferred stock	104,312	729,495
Stockholders’ equity	2,129,518	1,353,744

(a) At June 30, 2006 and December 31, 2005 the face value of our current and long-term debt was $6,290,809 and $792,781 and the carrying value was $2,442,028 and $658,521, respectively.